Exhibit 99.1
Hercules Offshore Expects to Amend Credit Facility and Announces Earnings Release Date and Conference Call Information
HOUSTON, February 28, 2011 — Hercules Offshore, Inc. (Nasdaq: HERO) announced that the administrative agent under the Company’s Credit Agreement has received the lender consents necessary to amend the terms of its Credit Agreement that governs its $475 million term loan and $175 million revolving credit facility (the “Credit Facility”). The amendment is subject to certain closing conditions, and the Company currently expects to close the amendment within the next week. The amendment modifies various terms and conditions of the Credit Agreement to, among other things:
–	Allow for the use of cash to purchase assets from Seahawk Drilling, Inc. (“Seahawk”), to the extent set forth in the Company’s previously disclosed Asset Purchase Agreement with Seahawk;

–	Exempt the pro forma treatment of historical results from the Seahawk assets with respect to the calculation of the financial covenants in the Credit Agreement; and

–	Increase the Company’s investment basket to $50 million from $25 million.
Depending upon whether or not the Seahawk acquisition has been completed in the relevant quarter, the amendment would revise the covenant threshold levels of the Total Leverage Ratio, as defined in the Credit Agreement, according to the following schedule:

		Amended Total	Amended Total
		Leverage Ratio	Leverage Ratio
		(if Seahawk	(if Seahawk
		Acquisition has	Acquisition has
		been	not been
		consummated	consummated
		during or prior to	during or prior to
	Previous Total	the relevant Test	the relevant Test
Period	Leverage Ratio	Period)	Period)
October 1, 2010–December 31, 2010	7.50 to 1.00	No Change	No Change
January 1, 2011–March 31, 2011	7.00 to 1.00	No Change	No Change
April 1, 2011–June 30, 2011	6.75 to 1.00	No Change	No Change
July 1, 2011–September 30, 2011	6.00 to 1.00	7.50 to 1.00	7.50 to 1.00
October 1, 2011–December 31, 2011	5.50 to 1.00	7.75 to 1.00	7.75 to 1.00
January 1, 2012–March 31, 2012	5.25 to 1.00	7.50 to 1.00	7.75 to 1.00
April 1, 2012–June 30, 2012	5.00 to 1.00	7.25 to 1.00	7.50 to 1.00
July 1, 2012–September 30, 2012	4.75 to 1.00	6.75 to 1.00	7.00 to 1.00
October 1, 2012–December 31, 2012	4.50 to 1.00	6.25 to 1.00	6.50 to 1.00
January 1, 2013 –March 31, 2013	4.25 to 1.00	6.00 to 1.00	6.25 to 1.00
April 1, 2013 and thereafter	4.00 to 1.00	5.75 to 1.00	6.00 to 1.00
The interest rate on borrowings under the Credit Facility will increase to 5.5% plus LIBOR, compared to a prior rate of 4.0% plus LIBOR. There will continue to be a 2.0% floor rate on LIBOR. The Company also agreed to pay consenting lenders an upfront fee of 0.25% on their commitment. Total commitments on the revolving credit facility, which is currently unfunded, will be reduced to $140 million from $175 million.

Stephen M. Butz, Senior Vice President, Chief Financial Officer and Treasurer, stated, “We are grateful for the continued support of our lender group. This credit facility amendment is a critical element in our efforts to better position the Company for long term success. In addition to allowing for the purchase of the Seahawk assets under the terms provided in our Asset Purchase Agreement with Seahawk, the amendment provides the financial flexibility needed to navigate through what has been a very challenging operating environment, which we expect to improve over time.”
Earnings Release Date and Conference Call Information
The Company has scheduled a conference call to discuss its fourth quarter and full year 2010 financial results on March 9, 2011. The call will take place at 10:00 a.m. CST (11:00 a.m. EST). The financial results are scheduled to be released publicly prior to market opening in the United States on that same day.
To participate in the conference call by telephone, please call one of the following telephone numbers 10 minutes prior to the scheduled start time:
800-561-2718 (Domestic)
617-614-3525 (International)
The access or confirmation code is 81372577.
The conference call will also be broadcast live via the Internet. You may listen by accessing Hercules Offshore’s website at http://www.herculesoffshore.com. You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary audio software.
If you are unable to participate, a replay of the conference call will be available on March 9, 2011, beginning at 1:00 p.m. CST (2:00 p.m. EST), through March 16, 2011. The phone number for the conference call replay is 888-286-8010 (Domestic) or 617-801-6888 (International). The access code is 26264256. Additionally, the recorded conference call will be accessible through our website at http://www.herculesoffshore.com for 7 days after the conference call.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by the Company and cannot be recorded or rebroadcast without the Company’s expressed written consent.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.
For more information, please visit our website at http://www.herculesoffshore.com.
The information and statements made in this press release that are not historical facts are forward-looking statements within the meaning of Section27A of the Securities Act of 1933 and Section21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the consummation of the Seahawk transaction and the closing of the amendment, as well as costs, benefits, and timing expected with respect to the amendment. Such statements are subject to a number of risks, uncertainties and assumptions relating to the amendment, including, but not limited to, the satisfaction of closing conditions, timing of the closing and other factors described in the Company’s annual report on Form 10-K and its most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or the company’s website at www.herculesoffshore.com. The Company cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Son P. Vann, CFA
Director, Investor Relations and Finance
713-350-8508